EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1. Smith Micro Software d.o.o. Belgrade, a Serbia limited liability company
2. Smith Micro Software, Unipessoal Lda, a Portuguese corporation
3. Smith Micro Software SK s.r.o. v likvidácii, a Slovakia limited liability company